Exhibit 10.3

SECOND SERVICES ADDENDUM
TO
FINANCIAL AND INVESTOR RELATIONS
SUPERVISORY CONSULTING AGREEMENT

THIS SERVICES ADDENDUM TO THE FINANCIAL AND INVESTOR RELATIONS SUPERVISORY AGREEMENT, of April 7, 2010, between TaxMasters Inc. and Velvet International, LTD., in made as of this 27th day of July, 2010.

WITNESSETH THAT, WHEREAS, in connection with the due diligence investors meeting held in New York City on July 27, 2010, it was decided that the scope of the services being rendered required additional compensation, and the parties negotiated with respect thereto, and have agreed upon the additional services and the compensation therefore, and the parties desire to have a formal agreement to formalize and evidence the terms of their agreements and understandings with respect thereto;

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual promises and covenants, the parties have agreed as follows:

1.           ADDITIONAL SERVICES. CONSULTANT shall directly, through its contacts other than the IR and PR companies being supervised, search for, identify, contact and seek to secure interest in the CLIENT from institutional investors, such as banks, investment advisors to funds, private (“hedge”) funds, and similar entities.

2.           COMPENSATION. As compensation for the additional services, the CLIENT shall issue to CONSULTANT Four Million (4,000,000) shares of its Common Stock immediately upon execution hereof, with a “tacking date” of July 27, 2010. Such shares shall bear the usual restrictive legend with respect to their unregistered status and the inability to transfer the shares without other registration or an available exemption therefrom.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound have executed this Agreement.